EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the thirty-nine week periods ended September 30, 2007 and September 24, 2006

(Dollar amounts in millions)

	THIRTY-NINE WEEKS ENDED
	SEPTEMBER 30, 2007	SEPTEMBER 24, 2006
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$568	$1,313
Add: interest portion of rental expense	44	42
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	(27)	(44)

Available earnings	$585	$1,311

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	435	374
Weyerhaeuser Real Estate Company and other related subsidiaries	47	50

Subtotal	482	424
Less: intercompany interest	(3)	(9)

Total interest expense incurred	479	415
Amortization of debt expense	6	8
Interest portion of rental expense	44	43

Total fixed charges	$529	$466

Ratio of earnings to fixed charges	1.11	2.81

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the thirty-nine week periods ended September 30, 2007 and September 24, 2006

(Dollar amounts in millions)

	THIRTY-NINE WEEKS ENDED
	SEPTEMBER 30, 2007	SEPTEMBER 24, 2006
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$538	$1,279
Add: interest portion of rental expense	37	37
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	3	(6)
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(182)	(430)

Available earnings	$396	$880

Fixed charges:
Interest expense incurred	435	374
Amortization of debt expense	6	8
Interest portion of rental expense	37	37

Total fixed charges	$478	$419

Ratio of earnings to fixed charges	—	2.10

Coverage deficiency	$(82)	$—